FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
Edward H. Myles, Vice President of Finance & CFO	(508) 580-1818 (T)

Pressure BioSciences, Inc. Announces
Full Payment of Loan Receivable by CEO/Director

West Bridgewater, MA, December 29, 2006 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today announced that Richard T. Schumacher, President, CEO, and a Director of the Company, has delivered 249,875 shares of his PBIO common stock in full payment of his loan receivable to the Company, including all outstanding principal ($1,000,000) and interest accrued during Q4 2006 ($25,487). The number of shares was determined based upon a value of $4.10 per share, the volume weighted average trading price of the Company’s common stock on the NASDAQ Capital Market during the 60 trading days ending on December 29, 2006.

As a result of this payment, the total number of the Company’s issued and outstanding shares of common stock will decrease from 2,315,300 to 2,065,425, a decrease of 10.8%, and Mr. Schumacher will own 229,782 shares of PBIO common stock, or approximately 11.1% of the Company’s issued and outstanding shares.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 5 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of enzymes, immunodiagnostics, and protein purification.

Visit us at our website http://www.pressurebiosciences.com